EXHIBIT 99.1

HEICO Corporation Reports Record Sales, Operating Income, Net Income and EPS for First Quarter of Fiscal 2011; Fiscal 2011 Full Year Sales and Net Income Estimates Raised

1st Quarter Net Income Up 45% and Operating Income Up 32% on 29% Increase in Net Sales

HOLLYWOOD, Fla. and MIAMI, Feb. 22, 2011 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI-A) (NYSE:HEI) today reported that net income increased 45% to a record $17,074,000, or 50 cents per diluted share, for the first quarter of fiscal 2011, which includes a 2 cents per diluted share benefit from the retroactive extension of the R&D income tax credit, up from $11,793,000, or 35 cents per diluted share, for the first quarter of fiscal 2010.

Operating income increased 32% to a record $32,372,000 in the first quarter of fiscal 2011, up from $24,544,000 in the first quarter of fiscal 2010. Our consolidated operating margin improved to 18.6% in the first quarter of fiscal 2011, up from 18.1% in the first quarter of fiscal 2010.

Net sales increased 29% to a record $174,219,000 in the first quarter of fiscal 2011, up from $135,535,000 in the first quarter of fiscal 2010.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman and CEO, commenting on the Company's first quarter results stated, "We are very pleased to report record quarterly highs in consolidated net sales, operating income and net income for our first quarter of fiscal 2011 driven principally by record sales within our Flight Support Group and strong sales within our Electronic Technologies Group.

Net sales of our Flight Support Group increased 29% in the first quarter of fiscal 2011 to a record $120.6 million, up from $93.8 million in the first quarter of fiscal 2010. The increase in net sales in the first quarter of fiscal 2011 over the first quarter of fiscal 2010 reflects significant organic growth approximating 24% reflecting increased commercial airline capacity as well as additional revenues of approximately $3 million contributed by a recent acquisition. Net sales of our Flight Support Group have now increased over each of the past four quarters.

Operating income of the Flight Support Group increased 22% to $20.4 million for the first quarter of fiscal 2011, up from $16.7 million for the first quarter of fiscal 2010, reflecting the higher sales volumes.

Operating margins of the Flight Support Group were 16.9% for the first quarter of fiscal 2011, compared to 17.8% reported for the first quarter of 2010. The decrease in the operating margin when compared to the first quarter of fiscal 2010 reflects the favorable impact from the sale in the first quarter of 2010 of some products previously written down as slow moving. However, operating margins for the first quarter of fiscal 2011 improved to 16.9% from 15.8% reported in the fourth quarter of fiscal 2010, principally reflecting the increased sales volumes.

Net sales of our Electronic Technologies Group increased 28% in the first quarter of fiscal 2011 to $53.9 million, up from $42.1 million in the first quarter of fiscal 2010. The increase in net sales for the first quarter reflects additional revenues totaling approximately $7 million contributed by an acquisition completed after the first quarter of fiscal 2010 as well as organic growth approximating 12%. The organic growth in our Electronic Technologies Group principally reflects the continued strength in customer demand for certain of our defense and electronic products.

Operating income of the Electronic Technologies Group increased 39% to $15.5 million for the first quarter of fiscal 2011, up from $11.2 million for the first quarter of fiscal 2010, reflecting organic sales growth and the impact of the fiscal 2010 acquisition.

Operating margins of the Electronic Technologies Group improved to 28.8% for the first quarter of fiscal 2011, up from 26.6% for the first quarter of fiscal 2010 principally as a result of a more favorable product sales mix.

Our cash flow and balance sheet remain extremely strong. Cash flow from operating activities for the first quarter of fiscal 2011 totaled $23.5 million, representing 138% of net income, compared to $20.3 million for the first quarter of fiscal 2010. Capital expenditures were $1.6 million in the first quarter of 2011 compared to $2.2 million in the first quarter of 2010.

We expect fiscal 2011 cash flow provided by operating activities to remain strong and to approximate $90 - $100 million. Capital expenditures in fiscal 2011 are anticipated to approximate $10 - $12 million.

Our net debt to shareholders' equity ratio remains low at 1.8% as of January 31, 2011, with net debt (total debt less cash and cash equivalents) of $10.3 million. We have no significant debt maturities until fiscal 2013.

In our Flight Support Group's markets, the commercial airline industry generally expects a continued increase in capacity during 2011. In our Electronic Technologies Group's markets, we generally see stable or increasing demand for our products. Based on the current economic visibility, we expect continued year-over-year sales and earnings growth for the remainder of fiscal 2011.

Based on current market conditions within our aviation and other major markets, we are estimating fiscal 2011 growth of 13% - 15% in net sales and 15% - 17% in net income, up from our prior growth estimates of 10% - 12%.  These estimates include the recently announced acquisition of Blue Aerospace, but exclude the impact of additional acquisitions, if any. Consistent with our long-term growth goals, management continues to target net income growth of 20% including additional acquisitions, but it is still too early in the year for us to make such predictions for fiscal 2011."

As previously announced, HEICO will hold a conference call on Wednesday, February 23, 2011 at 9:00 a.m. Eastern Standard Time to discuss its first quarter results. Individuals wishing to participate in the conference call should dial:  U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 42584660. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (706) 645-9291, and enter the Encore Conference ID 42584660.

There are currently approximately 19.9 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 13.3 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunication and electronic industries through its Flight Support Group and its Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; and HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunication and electronic industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended January 31,
	2011	2010
Net sales	$174,219,000	$135,535,000
Cost of sales	110,293,000	85,415,000
Selling, general and administrative expenses	31,554,000	25,576,000
Operating income	32,372,000	24,544,000
Interest expense	(54,000)	(119,000)
Other income	55,000	155,000
Income before income taxes and noncontrolling interests	32,373,000	24,580,000
Income tax expense	9,850,000	8,550,000
Net income from consolidated operations	22,523,000	16,030,000
Less: Net income attributable to noncontrolling interests	5,449,000	4,237,000
Net income attributable to HEICO	$17,074,000(a)	$11,793,000

Net income per share attributable to HEICO shareholders: (b)
Basic	$.52(a)	$.36
Diluted	$.50(a)	$.35

Weighted average number of common shares outstanding: (b)
Basic	33,087,674	32,683,590
Diluted	33,908,223	33,701,918

	Three Months Ended January 31,
	2011	2010
Operating segment information: --
Net sales:
Flight Support Group	$120,641,000	$93,779,000
Electronic Technologies Group	53,939,000	42,058,000
Intersegment sales	(361,000)	(302,000)
	$174,219,000	$135,535,000

Operating income:
Flight Support Group	$20,429,000	$16,720,000
Electronic Technologies Group	15,538,000	11,170,000
Other, primarily corporate	(3,595,000)	(3,346,000)
	$32,372,000	$24,544,000

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a) In December 2010, Section 41 of the Internal Revenue Code, "Credit for Increasing Research Activities," was retroactively extended for two years to cover the period from January 1, 2010 to December 31, 2011. As a result, we recognized an income tax credit for qualified research and development activities for the last ten months of fiscal 2010 in the first quarter of 2011. The tax credit, net of expenses, increased net income attributable to HEICO by approximately $.8 million, or $.02 per diluted share, in the first quarter of fiscal 2011.

(b) All fiscal 2010 share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in April 2010.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	January 31, 2011	October 31, 2010
Cash and cash equivalents	$13,865,000	$6,543,000
Accounts receivable, net	92,047,000	91,815,000
Inventories, net	149,445,000	138,215,000
Prepaid expenses and other current assets	25,004,000	22,676,000
Total current assets	280,361,000	259,249,000
Property, plant and equipment, net	58,134,000	59,003,000
Goodwill	389,202,000	385,016,000
Other assets	97,803,000	78,375,000
Total assets	$825,500,000	$781,643,000

Current maturities of long-term debt	$91,000	$148,000
Other current liabilities	81,098,000	81,684,000
Total current liabilities	81,189,000	81,832,000
Long-term debt, net of current maturities	24,074,000	14,073,000
Deferred income taxes	44,967,000	45,308,000
Other non-current liabilities	36,924,000	30,556,000
Total liabilities	187,154,000	171,769,000
Redeemable noncontrolling interests	61,196,000	55,048,000
Shareholders' equity	577,150,000	554,826,000
Total liabilities and equity	$825,500,000	$781,643,000

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended January 31,
	2011	2010
Operating Activities:
Net income from consolidated operations	$22,523,000	$16,030,000
Depreciation and amortization	4,307,000	4,251,000
Deferred income tax provision	347,000	429,000
Tax benefit from stock option exercises	7,695,000	947,000
Excess tax benefit from stock option exercises	(6,359,000)	(666,000)
Stock option compensation expense	543,000	308,000
Decrease in accounts receivable	4,836,000	3,401,000
Increase in inventories	(2,045,000)	(4,082,000)
(Decrease) increase in current liabilities	(6,201,000)	1,080,000
Other	(2,099,000)	(1,421,000)
Net cash provided by operating activities	23,547,000	20,277,000

Investing Activities:
Acquisitions, net of cash acquired	(22,588,000)	(2,182,000)
Capital expenditures	(1,637,000)	(2,158,000)
Other	6,000	(3,000)
Net cash used in investing activities	(24,219,000)	(4,343,000)

Financing Activities:
Borrowings (payments) on revolving credit facility, net	10,000,000	(12,000,000)
Excess tax benefit from stock option exercises	6,359,000	666,000
Redemptions of common stock related to stock option exercises	(4,371,000)	(353,000)
Distributions to noncontrolling interests	(2,269,000)	(2,508,000)
Cash dividends paid	(1,990,000)	(1,570,000)
Proceeds from stock option exercises	295,000	232,000
Other	(59,000)	(34,000)
Net cash provided by (used in) financing activities	7,965,000	(15,567,000)

Effect of exchange rate changes on cash	29,000	(10,000)

Net increase in cash and cash equivalents	7,322,000	357,000
Cash and cash equivalents at beginning of year	6,543,000	7,167,000
Cash and cash equivalents at end of period	$13,865,000	$7,524,000
CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590